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As filed with the Securities and Exchange Commission on March 19, 2014

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Applied Optoelectronics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3674 (Primary Standard Industrial Classification Code Number)	76-0533927 (I.R.S. Employer Identification Number)

13115 Jess Pirtle Blvd.
Sugar Land, TX 77478
(281) 295-1800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Chih-Hsiang (Thompson) Lin
President and Chief Executive Officer
13115 Jess Pirtle Blvd.
Sugar Land, TX 77478
(281) 295-1800

(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of All Communications to:

Frank S. Wu, Esq. Philip Russell, Esq. DLA Piper LLP (US) 1000 Louisiana Street Suite 2800 Houston, TX 77002 (713) 425-8400	David C. Kuo, Esq. General Counsel Applied Optoelectronics, Inc. 13115 Jess Pirtle Blvd. Sugar Land, TX 77478 (281) 295-1800	J. Robert Suffoletta, Esq. Wilson Sonsini Goodrich & Rosati, PC 900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, TX 78746 (512) 338-5400

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-194379

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)

Common Stock, $0.001 par value per share	345,000	$24.25	$8,366,250	$1,077.57

(1)
Represents only the additional number of shares being registered and includes 45,000 additional shares of common stock issuable upon the exercise of the underwriters' option. Does not include the securities that the registrant previously registered on the registration statement on Form S-1, as amended (File No. 333-194379).

(2)
The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The registrant previously registered securities with an aggregate offering price not to exceed $84,129,975 on a registration statement on Form S-1, as amended (File No. 333-194379), which was declared effective by the Securities and Exchange Commission on March 19, 2014. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $8,366,250 are hereby registered, which includes shares issuable upon the exercise of the underwriters' option.

          The registration statement shall become effective upon filing with the Commission in accordance with Rule 462(b) under the Securities Act.

 EXPLANATORY NOTE AND INCORPORATION OF CERTAIN
INFORMATION BY REFERENCE

        Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Applied Optoelectronics, Inc. ("Registrant") is filing this registration statement with the Securities and Exchange Commission ("Commission"). This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1, as amended (File No. 333-194379) ("Prior Registration Statement"), and which the Commission declared effective on March 19, 2014.

        The Registrant is filing this registration statement for the sole purpose of increasing the aggregate number of shares of common stock offered by the Registrant by 345,000 shares. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference in this filing.

        The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date

/s/ CHIH-HSIANG (THOMPSON) LIN Chih-Hsiang (Thompson) Lin, President, Chief Executive Officer and Chairman of the Board of Director (principal executive officer)	March 19, 2014
/s/ JAMES L. DUNN, JR. James L. Dunn, Jr., Chief Financial Officer (principal financial officer and principal accounting officer)	March 19, 2014
* Che-Wei Lin, Director	March 19, 2014
* William H. Yeh, Director	March 19, 2014
* Richard B. Black, Director	March 19, 2014
* Alex Ignatiev, Director	March 19, 2014
* Alan Moore, Director	March 19, 2014

II-3

Signature	Date

* Min-Chu (Mike) Chen, Director	March 19, 2014

By:	/s/ CHIH-HSIANG (THOMPSON) LIN Chih-Hsiang (Thompson) Lin, Attorney-in-Fact

II-4

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of DLA Piper LLP (US)
23.1	Consent of Grant Thornton LLP
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
24.1†	Power of Attorney (see page II-6 to the original filing of the Registration Statement on Form S-1 (File No. 333-194379))

†
Previously filed.

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EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
SIGNATURES